Exhibit 99.1

For Immediate Release
AROTECH CORPORATION REPORTS RECORD REVENUES FOR ITS RESULTS
OF THE FOURTH QUARTER AND FULL YEAR 2012
__________

Record Q4 revenue up 23% year-over-year

Ann Arbor, Michigan, March 18, 2013 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and full year ended December 31, 2012.

Full Year Results

Revenues from continuing operations for 2012 were $80.1 million, compared to $62.1 million for 2011, an increase of 29%.

Gross profit from continuing operations for 2012 was $17.9 million, or 22% of revenues, compared to $16.2 million, or 26% of revenues, for 2011, a four point decrease in the gross margin percentage. The reason for the decrease was due to some high revenue projects with a large component of lower margin hardware included, which were delivered in 2012.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) from continuing operations for the year was $2.6 million, compared to $1.7 million for the corresponding period last year, an improvement of 53%. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported an operating loss from continuing operations for 2012 of $(861,000), compared to an operating loss from continuing operations of $(3.1) million in 2011.

The Company’s net loss from continuing operations for 2012 improved to $(2.0) million, or $(0.14) per share, compared to a net loss from continuing operations of $(5.0) million, or $(0.35) per share, for 2011.

The Company’s net loss from all operations, including discontinued operations, for 2012 was $(3.2) million, or $(0.22) per share, compared to a net loss from all operations, including discontinued operations, of $(12.3) million, or $(0.82) per share, for 2011.

Fourth Quarter Results

Revenues from continuing operations for the fourth quarter reached $22.1 million, compared to $18.0 million for the corresponding period in 2011, an increase of 23%.

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Gross profit from continuing operations for the fourth quarter was $5.3 million, or 24% of revenues, compared to $5.1 million, or 28% of revenues, for the corresponding period in 2011, a four point decrease in the gross margin percentage.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) from continuing operations for the quarter was $872,000, compared to $2.0 million for the corresponding period of 2011, an decline of 45%. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The Company reported operating income from continuing operations for the fourth quarter of $17,000, compared to an operating loss from continuing operations of $(60,000) for the corresponding period in 2011.

The Company’s net loss from continuing operations for the fourth quarter of 2012 was $(72,000), or $0.00 per share, compared to a net loss from continuing operations of $(1.6) million, or $(0.11) per share, for the corresponding period in 2011.

The Company’s net income from all operations, including discontinued operations, for the fourth quarter of 2012 was $256,000, or $0.02 per share, compared to a net loss from all operations, including discontinued operations, of $(5.3) million, or $(0.37) per share, for the corresponding period in 2011.

Backlog

Backlog of orders from continuing operations totaled approximately $87.7 million as of December 31, 2012 compared to $81.9 million as of December 31, 2011.

Cash Position at Year End

As of December 31, 2012, the Company had $1.6 million in cash and $186,000 in restricted collateral deposits, as compared to December 31, 2011, when the Company had $2.3 million in cash and $1.7 million in restricted collateral deposits.

The Company had trade receivables of $9.6 million as of December 31, 2012, compared to $11.9 million as of December 31, 2011. The Company had a current ratio (current assets/current liabilities) of 1.37, up from the December 31, 2011 current ratio of 1.36.

The Company ended 2012 with $9.8 million in short-term bank debt and $1.9 million in long-term debt outstanding for continuing operations, as compared to 2011 when the Company had $6.6 million in short-term bank debt and $1.0 million in long-term debt outstanding.

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As previously announced, in February 2013, Fifth-Third Bank in Eastern Michigan increased its credit line to the Company from $10 to $15 million and extended the expiration of the credit line to May 31, 2015.

 “We are enormously encouraged by our achievements in 2012 and in the turnaround we have experienced in the second half of the year,” said Arotech Chairman and CEO Robert S. Ehrlich. “Our business continues to grow.  Our activities in the simulation arena remain strong, stable, profitable and cash generating while batteries are performing well, with significant potential to become an additional growth engine in the coming quarters.”

Continued Mr. Ehrlich, “Looking ahead and based on our current backlog, we expect 2013 to be another good year for Arotech. As such, we reiterate the guidance issued a few weeks ago which calls for full year revenues growing to between $85 and 87 million and full year EBITDA increasing to between $2.9 and 3.4 million, which is 20% growth at the midpoint. Our business platform in 2013 is much improved over previous years and we look forward to continuing to unleash our potential in the quarters and years ahead.”

Conference Call

The Company will host a conference call tomorrow, Tuesday, March 19, 2013 at 9:00 a.m. EDT. Those wishing to access the conference call should dial 1-888-281-1167 (U.S.) or +1-347-293-1926 (international) a few minutes before the 9:00 a.m. EDT start time. A replay of the conference call will be available starting Tuesday, March 19, 2013 at 12:30 p.m. EDT until Monday, March 25, 2013 at 11:59 p.m.

The replay telephone number is 1-888-782-4291 (U.S.).

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates through two major business divisions: Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

Investor Relations Contacts: Ehud Helft & Kenny Green CCG Investor Relations Tel: 1 646 201 9246 arotech@gkir.com

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Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Year ended December 31,		Three months ended December 31,
	2012	2011	2012	2011
Revenues	$80,050,434	$62,135,578	$22,134,533	$17,965,459

Cost of revenues, exclusive of amortization of intangibles	62,141,038	45,950,930	16,833,384	12,907,579
Research and development expenses	2,043,718	1,401,868	386,662	111,212
Selling and marketing expenses	5,487,910	5,254,891	1,619,379	1,600,680
General and administrative expenses	10,052,765	10,677,855	2,986,685	2,933,218
Amortization of intangible assets and capitalized software	1,185,539	1,905,097	291,796	472,590
Total operating costs and expenses	80,910,970	65,190,641	22,117,906	18,025,279

Operating income (loss)	(860,536)	(3,055,063)	16,627	(59,820)

Other income	(8,284)	(43,852)	1,610	(7,766)
Allowance for legal settlements, net	–	12,333	–	12,333
Financial expenses, net	547,986	331,006	(17,315)	168,133
Total other (income) expense	539,702	299,487	(15,705)	172,700
Income (loss) from continuing operations before income tax expense	(1,400,238)	(3,354,550)	32,332	(232,520)

Income tax expense	628,156	1,608,611	104,065	1,327,276
Loss from continuing operations	(2,028,394)	(4,963,161)	(71,733)	(1,559,796)
Income (loss) from discontinued operations, net of income tax	(1,178,242)	(6,563,844)	328,111	(3,726,783)
Net income (loss)	(3,206,636)	(11,527,005)	256,378	(5,286,579)

Other comprehensive income, net of income tax
Foreign currency translation adjustment	54,596	(769,515)	244,010	(294,884)
Comprehensive income (loss)	$(3,152,040)	$(12,296,520)	$500,388	$(5,581,463)

Basic and diluted net income/loss per share – continuing operations	$(0.14)	$(0.35)	$0.00	$(0.11)
Basic and diluted net income/loss per share – discontinued operations	$(0.08)	$(0.47)	$0.02	$(0.26)
Basic and diluted net income/loss per share	$(0.22)	$(0.82)	$0.02	$(0.37)
Weighted average number of shares used in computing basic and diluted net income/loss per share	14,713,583	14,011,566	14,736,633	14,276,542

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance and its progress towards GAAP profitability. Reconciliation of EBITDA to the nearest GAAP measure follows:

	Year ended December 31,		Three months ended December 31,
	2012	2011	2012	2011
Net loss continuing (GAAP measure)	$(2,028,394)	$(4,963,161)	$(71,733)	$(1,559,796)
Add back:
Financial (income) expense – including interest	547,986	331,006	(17,315)	168,133
Income tax expenses	628,156	1,608,611	104,065	1,327,276
Depreciation and amortization expense	2,272,717	3,009,040	546,144	758,894
Other adjustments*	1,223,788	1,709,440	310,810	1,256,538
Total adjusted EBITDA	$2,644,253	$1,694,936	$871,971	1,951,045
*     Includes stock compensation expense, adjustments to allowances, one-time transaction expenses and other non-cash expenses.

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